Exhibit 99.1

VICOR TECHNOLOGIES ANNOUNCES ISSUANCE OF FOURTH PATENT EXPANDING THE COMPANY’S DIAGNOSTIC PLATFORM

Company’s Pivotal VITAL Trial continues to progress

Boca Raton, FL – October 9, 2007 - Vicor Technologies, Inc. (OTCBB:VCRT), a development-stage company developing the PD2i Cardiac Analyzer, a patented device utilized in risk stratification of patients for Sudden Cardiac Death (SCD), is pleased to announce the issuance of its fourth patent entitled “Method and system for detecting and/or predicting cerebral disorders”.

Commenting on the development, President and CEO, David H. Fater said “We are very excited about the issuance of this patent which expands our future product portfolio and validates our platform technology. The issuance of this patent will serve as the catalyst for the commencement of a pilot study for the early detection of Alzheimer’s Disease to be conducted in collaboration with Florida Atlantic University and their Louis and Anne Green Memory and Wellness Center. We anticipate that this study should commence no later than the first quarter of 2008. Development of other applications covered by this patent will also be initiated in the near future”.

Commenting further, Mr. Fater stated “The Company’s VITAL Trial, our pivotal FDA Trial for the PD2i Cardiac Analyzer, continues to progress with approximately 50% of the planned clinical sites now screening/enrolling patients or under contract to be initiated. We believe we have reached the critical mass that will result in the remaining sites becoming initiated more rapidly. We anticipate that the completion of site intitation for all sites will be completed in the first quarter of 2008. This should result in increased speed of enrollment”.

About Sudden Cardiac Death (SCD)

SCD (the leading killer in the U.S. with over 500,000 annual deaths) is a fatal arrhythmic event and is different than a heart attack. A heart attack is analogous to a plumbing problem, where the blood supply to a part of the heart is choked off, leading to the death of that portion of the heart muscle. SCD is theorized to be caused by a breakdown of the normal neurological communication pattern between the heart and brain, more like an electrical problem, which can lead to a rapid, life threatening heart rhythm that is usually fatal within minutes, if untreated. It is swift, unexpected, and often has no advance warning or symptoms.

About Vicor Technologies, Inc.

Vicor’s medical device, the PD2i Cardiac Analyzer, is based on a patented, proprietary algorithm. Vicor believes the PD2i Cardiac Analyzer accurately risk stratifies patients who are at high or low risk of suffering a fatal arrhythmic event or SCD within a six-month time frame.

Vicor’s PD2i Cardiac Analyzer addresses a significant health care issue involving a patient cohort of at least 12,000,000 patients. This patient cohort is composed of the MADIT-II (Multicenter Automatic Defibrillator Implantation Trial II)/SCD-HeFT (Sudden Cardiac Death in Heart Failure Trial) patient population. Many in this patient cohort may need an ICD (Implantable Cardioverter Defibrillator) as life saving therapy. However, recent registry studies have noted that over 70% of implanted ICD’s never have an appropriate firing. This over-implantation has led to a substantial and unnecessary medical cost burden. Over-implantation of this patient cohort also puts patients at risk because of the complications that can accompany implantation surgery. There is also the risk of not identifying patients who need this life-saving therapy because current criteria do not provide physicians the ability to accurately risk stratify their patients.

The PD2i Cardiac Analyzer contains the patented PD2i algorithm which provides a method for evaluating electrophysiological potentials with a high sensitivity and high specificity used to predict future pathological events i.e. fatal cardiac arrhythmias. The PD2i algorithm detects deterministic, low-dimensional excursions in nonstationary heartbeat intervals. The PD2i algorithm uses an analytic measure that is deterministic and nonlinear. It is based on caused variation in data; does not require data stationarity and actually tracks nonstationary changes in the data. It is sensitive to chaotic as well as nonchaotic, linear data.

For more information visit the Vicor Technologies web site www.vicortech.com.

About the VITAL Trial

Vicor’s VITAL Trial (acronym for “Prospective, Multi-Center Study of the Ability of the PD2i Cardiac Analyzer to Predict Risk of VentrIcular TachyArrhytmic Events such as Sudden Cardiac Death (SCD), VentricuLar Fibrillation (VF) or Ventricular Tachycardia (VT) in High Risk Patients”) was initiated in August 2006 and is being conducted by Harvard Clinical Research Institute (HCRI) which is responsible for the overall coordination and monitoring of the trial. The Principal Investigator for the VITAL trial is Matthew R. Reynolds, M.D., M.Sc., from HCRI and the Boston V.A. Medical Center. The FDA, in pre-IDE (Investigational Device Exemption) meetings, agreed to the final PD2i protocol and study design for the pivotal VITAL study. Target Health, Inc., a full service contract research organization based in New York, is responsible for developing the electronic case report form to permit the gathering of patient data via the Internet, and will be responsible for preparing and submitting Vicor’s 510(k) application.

Caution Regarding Forward-Looking Statements

Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to continue to receive financing sufficient to complete the critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and changes in laws and regulations. Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Release 07-05

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INVESTOR CONTACT:	COMPANY CONTACT:
Robert Giordano ROI Associates	David H. Fater, President & CEO Vicor Technologies, Inc.
212.495.0201	800.998.9964
rgiordano@roiny.com	www.vicortech.com